Exhibit 23.2

KPMG LLP 303 East Wacker Drive Chicago, IL 60601-5212

Consent of Independent Registered Public Accounting Firm

The Board of Directors
OfficeMax Incorporated:

We consent to incorporation by reference in the Registration Statement on Form S-8 of OfficeMax Incorporated of our report dated February 27, 2008, with respect to the consolidated balance sheets of OfficeMax Incorporated as of December 29, 2007 and December 30, 2006, and the related consolidated statements of income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 29, 2007, and the effectiveness of internal control over financial reporting as of December 29, 2007, which report appears in the December 29, 2007 annual report on Form 10-K of OfficeMax Incorporated.

Our report refers to changes in accounting for uncertainty in income taxes in 2007, and for stock-based compensation and defined benefit and other postretirement plans during 2006.

/s/ KPMG LLP

Chicago, Illinois
May 7, 2008

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.